Exhibit 10.13

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of this 31st day of March, 2014 (“Effective Date”), by and between Superior Drilling Products, LLC, a Utah limited liability company (“Assignor”), and SD Company, Inc., a Utah corporation (“Assignee”). All defined terms contained herein share the same meaning as contained in that certain Membership Interest Purchase Agreement dated as of January 28, 2014 by and between Assignor, Hard Rock Solutions, Inc. a Texas corporation, Hard Rock Solutions, LLC, a Colorado limited liability company and James D. Isenhour (“Purchase Agreement”).

WITNESSETH:

WHEREAS, Assignee is in the process of filing a form S-1 with the SEC; and

WHEREAS, pursuant to the authority contained in Section 9.7 of the Purchase Agreement, Assignor has agreed to assign to Assignee all of Assignor’s right, title, and interest in, to, and under those certain contracts described on Exhibit A attached hereto (“Assigned Contracts”); and

WHEREAS, Assignee desires to accept the assignment of the Assigned Contracts and to assume the performance of all of the terms, covenants and conditions of the Assigned Contracts on the part of the Assignor;

WHEREAS, this Agreement shall not be effective until the effective date of consummation of the IPO (the “Effective Date”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee and Assignor hereby agree as follows:

1.       Assignment and Assumption. Effective automatically as of the Effective Date, Assignor hereby assigns and Assignee hereby accepts and assumes all benefits, liabilities and obligations of, and agrees to be bound by and perform all covenants, conditions, obligations, and duties of, Assignor under the Assigned Contracts.

2.       Indemnification. Assignee shall indemnify and hold harmless Assignor from and against all claims, actions, losses and expenses hereafter made against or incurred by Assignor to the extent arising from Assignee’s obligations under the Assigned Contracts from and after the Effective Date.

3.       Further Assurances. Assignor and Assignee agree to execute such additional documents and instruments, and take such actions as may be necessary to carry out and effectuate the purposes of this Assignment.

4.       Governing Law. This Agreement shall be governed by and construed under the laws of the State of Utah without giving effect to any choice or conflicts of law provision or rule that would cause the application of the laws of any other jurisdiction other than the State of Utah.

5.       Successors and Assigns. This Assignment and all of its terms and provisions shall be binding upon and inure to the benefit of the successors and permitted assigns of Assignor and Assignee.

6.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.       Effective Date. Notwithstanding the anything countering contained herein, this Agreement shall not be effective until the occurrence of the consummation of the IPO, at which time, this Agreement shall automatically become effective.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Agreement as of the day and year first above written.

ASSIGNOR:

Superior Drilling Products, LLC

By:
Annett Meier, Chief Executive Officer

ASSIGNEE:

SD Company, Inc.

By:
Troy Meier, Chief Executive Officer

EXHIBIT A

Assigned Contracts

1.	The Purchase Agreement.

2.	That certain Intellectual Property Protection Agreement dated as of January 28, 2014 executed by and between Assignor, HRSI, the Company, James D. Isenhour and Troy Meier.